Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Entercom Communications Corp. of our report dated February 17, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of CBS Corporation, which appears in CBS Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 10, 2017